As filed with the Securities and Exchange Commission on June 7, 2005.

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-2477875
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Gerald H. Lipkin

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Ronald H. Janis, Esq.

Pitney Hardin, LLP

7 Times Square

New York, NY 10036-7311

(212) 297-5800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: At such time or times after the effective date of this Registration Statement as the selling shareholders shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, no par value	2,910,267 shares	$24.06	$70,021,024.02	$8,241.48

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices reported in the consolidated reporting system on June 2, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

VALLEY NATIONAL BANCORP

2,910,267 Shares

Common Stock, No Par Value

This prospectus relates to the offering for resale of 2,910,267 shares of common stock, no par value, of Valley National Bancorp, a New Jersey corporation. All of the common stock being registered may be offered and sold from time to time by certain selling shareholders of Valley (See “Selling Shareholders” and “Manner of Offering”). We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Our common stock is listed on the New York Stock Exchange under the symbol “VLY”. On June 2, 2005, the last reported sales price for the common stock was $24.04 per share.

You should read this prospectus carefully before you invest.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE COMMISSIONER OF BANKING AND INSURANCE OF THE STATE OF NEW JERSEY OR OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our principal executive offices are located at 1455 Valley Road, Wayne, New Jersey 07470 and our telephone number is 973-305-8800.

The date of this Prospectus is June     , 2005

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, our shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

WHO WE ARE

We are a New Jersey corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“Holding Company Act”). At March 31, 2005, we had consolidated total assets of $11.4 billion, total deposits of $7.9 billion and total shareholders’ equity of $821 million. In addition to our principal subsidiary, Valley National Bank, we own 100 percent of the voting shares of VNB Capital Trust I, through which we issued preferred securities.

Valley National Bank is a national banking association chartered in 1927 under the laws of the United States. At March 31, 2005, Valley National Bank maintained 146 branch offices located in New Jersey and Manhattan. Valley National Bank provides a full range of commercial and retail banking services. These services include the following:

•	the acceptance of demand, savings and time deposits;

•	extension of consumer, real estate, Small Business Administration and other commercial credits;

•	equipment leasing; and

•	personal and corporate trust, as well as pension and fiduciary services.

Valley National Bank also provides through wholly-owned subsidiaries the following services:

•	an all-line insurance agency;

•	a title insurance agency;

•	registered investment advisors; and

•	a registered securities broker dealer.

Valley National Bank’s other subsidiaries include:

•	a mortgage servicing company;

•	a subsidiary which holds, maintains and manages investment assets for Valley National Bank;

•	a subsidiary which owns and services auto loans;

•	a subsidiary which specializes in asset-based lending;

•	a subsidiary which offers both commercial equipment leases and financing for general aviation aircraft;

•	a real estate investment trust subsidiary which owns real estate related investments; and

•	a real estate investment trust subsidiary which owns some of the real estate utilized by Valley National Bank and related real estate investments.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders.

The selling shareholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

SELLING SHAREHOLDERS

All of the shares were issued to the shareholders of NorCrown Bank pursuant to a merger of NorCrown into Valley National Bank. The offer and sale of the shares hereby are being registered pursuant to registration rights granted to the selling shareholders in connection with our acquisition of NorCrown. No selling shareholder owns one percent or more of our common stock and no selling shareholder beneficially owns our stock other than what is being offered hereby. 171,129 shares of common stock beneficially owned by certain of the selling shareholders are being held in escrow. Such shares may be surrendered to Valley to satisfy certain indemnification obligations under the merger agreement pursuant to which we acquired NorCrown.

We do not know when or in what amounts the selling shareholders may offer shares for sale. The selling shareholders may elect not to sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling shareholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by the prospectus will be held by the selling shareholders.

The following tables set forth, to our knowledge, certain information about the selling shareholders as of June 7, 2005.

SHARES OF COMMON STOCK BEING OFFERED

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Percentage of Shares Beneficially Owned Prior to Offering	Number of Shares Offered Hereby	Percentage of Shares Beneficially Owned After Offering
Dara Kushner Trust	145,435	*	145,435	0
Jared Kushner Trust	145,435	*	145,435	0
Nicole Kushner Trust	145,435	*	145,435	0
Joshua Kushner Trust	145,435	*	145,435	0
Laura Huberfeld	632,418	*	632,418	0
Naomi Bodner	632,418	*	632,418	0
Laurie Laulicht Trust	14,543	*	14,543	0
Pamela Laulicht Trust	14,543	*	14,543	0
Shellie Laulicht Trust	14,543	*	14,543	0
Abigail Laulicht Trust	14,543	*	14,543	0
Kushner Family Trust	87,260	*	87,260	0
Richard Stadtmauer	29,087	*	29,087	0
Charles Kushner	887,730	*	887,730	0
Morton Dear	140	*	140	0
Alan R. Hammer	140	*	140	0
Howard S. Jonas	140	*	140	0
David M. Orbach	140	*	140	0
Barry H. Ostrowsky	140	*	140	0
Joseph S. Paparatto	182	*	182	0
Alan G. Philibosian	140	*	140	0
Gregory E. Sacco, Jr.	140	*	140	0
Bruce S. Schonbraun	140	*	140	0
Murray Kushner	140	*	140	0

*	Less than 1%.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term “selling shareholders” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from one of the selling shareholders as a pledge, gift or other non-sale related transfer. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be made at a fixed price or prices, which may be changed or at prices on the New York Stock Exchange and under terms then prevailing or at prices related to the then current market price. Sales may also be made in negotiated transactions at negotiated prices, including pursuant to one or more of the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	an exchange distribution in accordance with the rules of the New York Stock Exchange or other exchange or trading system on which the shares are admitted for trading privileges,

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise,

•	sales in other ways not involving market makers or established trading markets,

•	through put or call transactions relating to the shares,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, and

•	in privately negotiated transactions.

In connection with distributions of the shares or otherwise, the selling shareholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume,

•	sell the shares short and redeliver the shares to close out such short positions,

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell, or

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders, in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

If a material arrangement with any broker, dealer or other agent is entered into for the sale of the common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement.

We have agreed to indemnify the selling shareholders against certain liabilities, including certain liabilities under the Securities Act.

We have agreed with the selling shareholders to use our best efforts to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of:

•	two years after the effective date of the Registration Statement; and

•	the expiration of the holding period applicable to the common stock subject to the Registration Statement pursuant to Rule 144(k).

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Pitney Hardin LLP, Morristown, New Jersey.

EXPERTS

The consolidated financial statements of Valley National Bancorp appearing in Valley National Bancorp’s Annual Report (Form 10-K) for the year ended December 31, 2004 including schedules appearing therein, and Valley National Bancorp’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated by reference herein, contains certain forward-looking statements with respect to our financial condition, results of operations and business. Such statements are not historical facts and include expressions about our confidence, strategies and expectations about new and existing programs and products, relationships, opportunities and market conditions. These statements may be identified by forward-looking terminology such as “expect” or “believe” or expressions of confidence like “substantial” or “continuing”, or similar statements. These forward-looking statements involve substantial risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

•	competitive pressure in the banking and financial services industry causes unanticipated changes;

•	changes occur in the interest rate environment;

•	loss of current customers or failure to develop new customers;

•	general economic conditions, either nationally or locally, are less favorable than expected; and

•	loss of tax benefits and impact of tax strategies.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Current Reports filed on Form 8-K dated January 25, 2005, February 11, 2005, April 12, 2005, April 21, 2005, May 13, 2005 and June 6, 2005;

•	The definitive proxy statement for our 2005 annual meeting of shareholders; and

•	The description of the Common Stock which is contained in our Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before the effectiveness of the registration statement:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operation may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Attention: Dianne M. Grenz

Telephone: 973-305-3380

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on Valley National Bancorp and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by Valley in connection with the sale of the common stock being registered:

Registration	$8,000
Printing expenses	$10,000
Legal fees and expenses	$20,000
Accounting fees and expenses	$10,000
Miscellaneous	$5,000

Total	$53,000

Item 15. Indemnification of Directors and Officers

(a) Limitation of Liability of Directors and Officers. Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its certificate of incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provisions shall not relieve a director or officer from liability for any breach of duty based upon an action or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. Article VII of Valley’s restated certificate of incorporation includes limitation on the liability of officers and directors to the fullest extent permitted by New Jersey law.

(b) Indemnification of Directors, Officers, Employees and Agents. Under Article VI of its restated certificate of incorporation, Valley must, to the full extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys’ fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

(c) Insurance. The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations.

Item 16. Exhibits

The following exhibits are filed herewith or incorporated by reference. The reference numbers correspond to the numbered paragraphs of Item 601 of Regulation S-K.

5	Opinion of Pitney Hardin LLP.
23.1	Consent of Ernst & Young LLP.

23.2	Consent of Pitney Hardin LLP (incorporated in Exhibit 5).
24	Power of Attorney for Directors and Executive Officers (included on the signature page of the registration statement).

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Wayne, State of New Jersey, on the 24th day of May, 2005.

VALLEY NATIONAL BANCORP

By:	/S/ ALAN D. ESKOW
Alan D. Eskow, Executive Vice President & CFO

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald H. Lipkin and Alan D. Eskow, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ GERALD H. LIPKIN Gerald H. Lipkin	Chairman, President and Chief Executive Officer and Director	May 24, 2005

/S/ ALAN D. ESKOW Alan D. Eskow	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 24, 2005

/S/ EDWARD J. LIPKUS Edward J. Lipkus	First Vice President and Controller (Principal Accounting Officer)	May 24, 2005

/S/ ANDREW B. ABRAMSON Andrew B. Abramson	Director	May 24, 2005

/S/ PAMELA BRONANDER Pamela Bronander	Director	May 24, 2005

/S/ ERIC P. EDELSTEIN Eric P. Edelstein	Director	May 24, 2005

/S/ MARY J. STEELE GUILFOILE Mary J. Steele Guilfoile	Director	May 24, 2005

Signature	Title	Date

/S/ H. DALE HEMMERDINGER H. Dale Hemmerdinger	Director	May 24, 2005

/S/ GRAHAM O. JONES Graham O. Jones	Director	May 24, 2005

/S/ WALTER H. JONES, III Walter H. Jones, III	Director	May 24, 2005

/S/ GERALD KORDE Gerald Korde	Director	May 24, 2005

/S/ MICHAEL L. LARUSSO Michael L. LaRusso	Director	May 24, 2005

/S/ ROBINSON MARKEL Robinson Markel	Director	May 24, 2005

/S/ ROBERT E. MCENTEE Robert E. McEntee	Director	May 24, 2005

/S/ RICHARD S. MILLER Richard S. Miller	Director	May 24, 2005

/S/ BARNETT RUKIN Barnett Rukin	Director	May 24, 2005

/S/ LEONARD J. VORCHEIMER Leonard J. Vorcheimer	Director	May 24, 2005

INDEX TO EXHIBITS

5	Opinion of Pitney Hardin LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Pitney Hardin LLP (incorporated in Exhibit 5).

24	Power of Attorney for Directors and Executive Officers (included on the signature page of the registration statement).